Exhibit 99.1

December 21, 2012

Dear KBS REIT I Investor:

On December 18, 2012, KBS Real Estate Investment Trust, Inc.'s (KBS REIT I) board of directors approved an increase in the estimated value per share of common stock from $5.16 to $5.18. This estimated value was based on the recommendation and valuation completed by KBS Capital Advisors LLC (the Advisor), KBS REIT I’s external advisor. With regard to the valuation of the REIT’s real estate properties included in the estimated value per share, the valuations were performed either by the Advisor or Duff & Phelps, LLC, a third‑party real estate valuation firm. The December 18, 2012, estimated value per share is based on the estimated value of KBS REIT I’s assets less the estimated value of KBS REIT I’s liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2012.1
From 2006 through 2008, KBS REIT I acquired a diverse $3.0 billion portfolio of office and industrial real estate, as well as real estate-related mortgage, mezzanine and other debt investments in accordance with its investment objectives.
In the following years, the downturn in the global financial markets and the significant credit crunch had a material impact on these investments. This ultimately drove down the REIT’s estimated value per share and contributed to the decision to suspend monthly distribution payments in early 2012.
Since that time, we have continued to focus our efforts on maximizing the long-term value of the portfolio for stockholders. KBS REIT I has been engaged in the strategic dispositions of assets across all sectors of the portfolio, and recently sold a significant portion of the GKK portfolio for $485 million before costs and expenses. This portion of the portfolio had been valued at $442.4 million as of September 30, 2011.
We continue to work diligently to manage the portfolio and strive to optimize the REIT’s total return. I look forward to sharing additional updates with you in the coming months.
Thank you for your continued support.
Sincerely,
Charles Schreiber
Chief Executive Officer

1 For a full description of the limitations, methodologies and assumptions used to value KBS REIT I’s assets and liabilities, and used in the calculation of the estimated value per share, see KBS REIT I’s Current Report on Form 8-K, filed with the SEC December 19, 2012.
The foregoing includes forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of KBS REIT I and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for KBS REIT I’s real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are KBS REIT I’s and the Advisor’s best estimates as of December 18, 2012, KBS REIT I can give no assurance in this regard. These statements also depend on factors such as: KBS REIT I’s ability to maintain occupancy levels and lease rates at its properties; the borrowers under KBS REIT I’s loan investments continuing to make required payments under the investments; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing KBS REIT I’s real estate-related investments; KBS REIT I’s ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; the ability of KBS REIT I to sell assets to make required amortization payments and principal payments on its debt obligations and to fund its short and long-term liquidity needs; KBS REIT I’s ability to successfully operate and sell the properties transferred to it under the Settlement Agreement given current economic conditions and the concentration of the GKK properties in the financial services sector; the significant debt obligations KBS REIT I has assumed with respect to such properties; the Advisor’s limited experience operating and selling bank branch properties; and other risks identified in Part I, Item IA of KBS REIT I’s annual report on Form 10-K filed with the SEC. Actual events may cause the value and returns on KBS REIT I’s investments to be less than that used for purposes of KBS REIT I’s estimated value per share.